Exhibit (d)(1)(ii)

FORM OF VOTING AND SUPPORT AGREEMENT

THIS AGREEMENT is made as of the     day of March, 2017.

BETWEEN:

(the “Shareholder”)

- and –

GOLDCORP INC.,

a company existing under the laws of the Province of Ontario

(the “Purchaser”)

WHEREAS the Shareholder is the registered and/or beneficial owner of that number of issued and outstanding common shares (the “Shares”) in the capital of Exeter Resource Corporation (the “Company”), a corporation existing under the laws of the Province of British Columbia, set forth on the Shareholder’s signature page attached to this Agreement;

AND WHEREAS the Shareholder is the holder of that number of options to acquire Shares (the “Options”) set forth on the Shareholder’s signature page attached to this Agreement;

AND WHEREAS the Purchaser and the Company have entered into an arrangement agreement concurrently with the entering into of this Agreement (the “Arrangement Agreement”) and propose to consummate an arrangement as set forth in the plan of arrangement attached to the Arrangement Agreement (the “Arrangement”);

AND WHEREAS the Shareholder acknowledges that the Purchaser would not enter into the Arrangement Agreement but for the execution and delivery of this Agreement by the Shareholder;

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1        Definitions

All terms used in this Agreement that are not defined herein and that are defined in the Arrangement Agreement shall have the respective meanings ascribed to them in the Arrangement Agreement.

For the purposes of this Agreement:

“Subject Securities” means, collectively, the Shareholder’s Subject Shares and Subject Options;

“Subject Options” means that number of Options set forth on the Shareholder’s signature page attached to this Agreement, being all of the Options owned legally or beneficially by the Shareholder or over which the Shareholder exercises control or direction; and

“Subject Shares” means that number of Shares set forth on the Shareholder’s signature page attached to this Agreement, being all of the Shares owned legally or beneficially, either directly or indirectly, by the Shareholder or over which the Shareholder exercises control or direction, either directly or indirectly, and shall further include any Shares issued upon the exercise by the Shareholder of Options or otherwise acquired by the Shareholder after the date hereof.

ARTICLE 2

COVENANTS

Section 2.1        General Covenants of the Shareholder

The Shareholder hereby covenants and agrees in favour of the Purchaser that, from the date hereof until the termination of this Agreement in accordance with Article 4, except as permitted by this Agreement:

(a)

at any meeting of securityholders of the Company (including in connection with any separate vote of any sub-group of securityholders of the Company that may be required to be held and of which sub-group the Shareholder forms part) called to vote upon the Arrangement or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Arrangement is sought, the Shareholder shall cause its Subject Securities (which have a right to vote at such meeting) to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Securities in favour of the approval of the Arrangement and any other matter necessary for the consummation of the Arrangement;

(b)

at any meeting of securityholders of the Company (including in connection with any separate vote of any sub-group of securityholders of the Company that may be required to be held and of which sub-group the Shareholder forms part) or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders or optionholders of the Company is sought (including by written consent in lieu of a meeting), the Shareholder shall cause its Subject Securities (which have a right to vote at such meeting) to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Securities against any Acquisition Proposal and/or any matter that could reasonably be expected to delay, prevent, impede or frustrate the successful completion of the Arrangement;

(c)	subject to Section 5.1, the Shareholder shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise:

(i)

make, initiate, solicit, or knowingly encourage (including by way of furnishing or affording access to information or any site visit), or take any other action that facilitates, directly or indirectly, any inquiries or the making of any proposal or offer that constitutes or may reasonably be expected to constitute an Acquisition Proposal;

(ii)

participate in any discussions or negotiations with, furnish confidential information to, or otherwise co-operate in any way with, any person (other than the Purchaser and its subsidiaries) regarding any proposal or offer that constitutes or may reasonably be expected to constitute an Acquisition Proposal;

(iii)	agree to, approve or recommend, or propose publicly to agree, approve or recommend any Acquisition Proposal;

(iv)	withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, support for the Arrangement; or

(v)

accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangement related to any proposal or offer that constitutes or may reasonably be expected to constitute an Acquisition Proposal;

(d)

the Shareholder will immediately cease and cause to be terminated any existing solicitation, discussion or negotiation commenced prior to the date of this Agreement with any person (other than the Purchaser) by such Shareholder or, if applicable, any of its officers, directors, employees, representatives or agents with respect to any proposal or offer that may reasonably be determined to constitute an Acquisition Proposal, whether or not initiated by the Shareholder or any of its officers, directors, employees, representatives or agents;

(e)

the Shareholder agrees not to directly or indirectly (i) sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate, grant a security interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement with respect to the Transfer of, any of its Subject Securities to any person, other than pursuant to the Arrangement Agreement, or (ii) grant any proxies or power of attorney, deposit any of its Subject Securities into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Securities, other than pursuant to this Agreement;

(f)

subject to Section 5.1, the Shareholder shall not take any other action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of the transactions contemplated by the Arrangement Agreement;

(g)

subject to Section 5.1, the Shareholder shall as a holder of Subject Securities cooperate with the Company and the Purchaser to successfully complete the Arrangement and this Agreement and to oppose any of the matters listed in Section 2.1(b);

(h)	the Shareholder shall not exercise any rights of appraisal or rights of dissent from the Arrangement that the Shareholder may have; and

(i)

without limiting the generality of Section 5.2, no later than five (5) Business Days prior to the date of the TargetCo Meeting: (i) with respect to any Subject Shares (and any other Subject Securities entitled to vote) that are registered in the name of the Shareholder, the Shareholder shall deliver or cause to be delivered, in accordance with the instructions set out in the Circular, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in favour of the Arrangement; and (ii) with respect to any Subject Shares (and any other Subject Securities entitled to vote) that are beneficially owned by the Shareholder but not registered in the name of the Shareholder, the Shareholder shall deliver voting instructions to the intermediary through which the Shareholder holds its beneficial interest in the Shareholder’s Subject Securities, instructing that the Shareholder’s Subject Securities be voted at the TargetCo Meeting in favour of the Arrangement. Such proxy or proxies shall name those individuals as may be designated by the Company in the Circular and such proxy or proxies or voting instructions shall not be revoked, withdrawn or modified without the prior written consent of the Purchaser unless this Agreement is terminated in accordance with Article 4 prior to the exercise of such proxy, provided that nothing in this Section 2.1 will:

(x)	prevent the Shareholder (if the Shareholder is an officer or director of the Company), or any nominee of the Shareholder on the Targetco Board, from:

(i)

considering, or participating in discussions or negotiations in connection with, any unsolicited bona fide Acquisition Proposal, in the circumstances under which the Targetco Board may do so under the Arrangement Agreement; or

(ii)

complying with Division 3 of Multilateral Instrument 62-104—Take-Over Bids and Issuer Bids and similar provisions under Laws relating to the provision of directors’ circulars in respect of an Acquisition Proposal that has been determined by the Board not to be Superior Proposal; or

(y)

prevent the Shareholder in its capacity as a director or officer of the Corporation from, directly or indirectly, furnishing information to a person who makes an unsolicited bona fide Acquisition Proposal in the circumstances under which Target is entitled to provide that information to that Person under the Arrangement Agreement.

Section 2.2        Co-operation/Alternative Transaction

If the Purchaser concludes after the date of this Agreement that it is necessary or desirable to proceed with a form of transaction other than pursuant to the Arrangement Agreement (including, without limitation, a take-over bid) whereby the Purchaser and/or its affiliates would effectively acquire all the Subject Shares on economic terms and other terms and conditions having consequences to the Shareholder that are substantially equivalent to or better than those contemplated by the Arrangement Agreement (any such transaction is referred to as an “Alternative Transaction”), the Shareholder agrees to support the completion of the Alternative Transaction in the same manner as this Agreement provides with respect to the Arrangement, including, in the case of a take-over bid, causing all of the Shareholder’s Subject Shares to be validly tendered in acceptance of such take-over bid together with the letter of transmittal and, if applicable, notice of guaranteed delivery, and any other documents required in accordance with such take-over bid, and will not withdraw the Shareholder’s Subject Shares from such take-over bid except as expressly otherwise provided in this Agreement. Notwithstanding the foregoing and for greater certainty, in no event shall the Shareholder be required to exercise any Subject Options held by such Shareholder on the date hereof to tender such Subject Shares issued upon exercise of the Subject Options to an Alternative Transaction.

Section 2.3        Covenants of the Purchaser

The Purchaser agrees to comply with its obligations in respect of the Arrangement. The Purchaser hereby agrees and confirms to the Shareholder that it shall take all steps required of it to consummate the Arrangement and cause the consideration to be made available to pay for the Subject Securities, in each case in accordance with and subject to the terms and conditions of the Arrangement Agreement and the Plan of Arrangement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1        Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to and covenants with the Purchaser as follows, and acknowledges that the Purchaser is relying upon such representations, warranties and covenants in entering into this Agreement and the Arrangement Agreement:

(a)

Incorporation; Capacity; Authorization. Where the Shareholder is a corporation, it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation; it has the requisite corporate power and capacity and has received all requisite approvals to execute and deliver this Agreement and to perform its obligations hereunder. Where the Shareholder is not a corporation, he, she or it has the power and capacity and has received all requisite approvals to execute and deliver this Agreement and to perform his, her or its obligations hereunder.

(b)

Enforceable. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(c)

Ownership of Shares and Other Securities. The Shareholder is the sole registered and/or beneficial owner of its Subject Securities. The Shareholder does not directly or indirectly control or direct, or own or have any registered or beneficial interest in, any other securities of the Company. The Shareholder is and will be immediately prior to the Effective Date, the registered and/or beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of any and all Liens.

(d)

No Breach. Neither the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby nor the compliance by the Shareholder with any of the provisions hereof will:

(i)

result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, material modification, acceleration, purchase or right of first refusal) under any provision of the certificate of incorporation, articles, by-laws or any other constating document of the Shareholder where the Shareholder is a corporation, or under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its properties or assets (including the Subject Securities) may be bound; or

(ii)

to the best of the Shareholder’s knowledge, subject to compliance with any approval or Laws contemplated by the Arrangement Agreement, violate or conflict with any judgement, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder or any of its properties or assets, in each case other than as would not be reasonably expected to have a materially adverse effect on the Shareholder’s ability to perform its obligations hereunder.

(e)

No Proceedings. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Authority, or, to the knowledge of the Shareholder, threatened against the Shareholder or any of its properties that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Shareholder’s ability to consummate the transactions contemplated by this Agreement. There is no order of any Governmental Authority against the Shareholder that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have an adverse effect on the Shareholder’s ability to consummate the transactions contemplated by this Agreement.

(f)

No Agreements. No person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or Transfer of any of the Subject Securities, or any interest therein or right thereto, except pursuant to this Agreement or the Arrangement Agreement.

(g)

Voting. The Shareholder has the sole and exclusive right to enter into this Agreement and to vote (or cause to vote) the Subject Securities as contemplated herein. None of the Subject Securities is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind.

(h)

Consents. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Authority or other person is required to be obtained by the Shareholder in connection with the execution, delivery or performance of this Agreement.

(i)

Legal Proceedings. To the best of the Shareholder’s knowledge, there are no legal proceedings in progress or pending before any Governmental Authority or threatened against the Shareholder or any judgment, decree or order against the Shareholder that would adversely affect in any material manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder or the title of the Shareholder to any of the Subject Securities.

Section 3.2        Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants and covenants to the Shareholder, acknowledging that the Shareholder is relying upon such representations, warranties and covenants in entering into this Agreement:

(a)

Capacity. The Purchaser validly subsists under the laws of the Province of Ontario and has all necessary requisite corporate power and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

(b)

Authorization. The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized and no other internal proceedings on its part is necessary to authorize this Agreement or the transactions contemplated hereunder.

(c)

Enforceable. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

ARTICLE 4

TERMINATION

Section 4.1        Termination

The obligations hereunder of the Shareholder shall automatically terminate (i) upon the termination of the Arrangement Agreement in accordance with its terms, or (ii) on the Effective Date, whichever is the earliest to occur.

This Agreement may also be terminated at any time by the mutual written agreement of the Purchaser and the Shareholder.

Section 4.2        Effect of Termination

If this Agreement is terminated in accordance with this Article 4, the provisions of this Agreement will become void and no party shall have liability to any other party, except in respect of a breach of this Agreement which occurred prior to such termination and the Shareholder shall be entitled to withdraw any form of proxy or power of attorney which it may have given with respect of the Subject Securities or, if applicable, to withdraw any deposited Subject Securities to any take-over bid.

ARTICLE 5

GENERAL

Section 5.1        Fiduciary Obligations

The Purchaser agrees and acknowledges that the Shareholder is bound hereunder solely in his or her capacity as a shareholder of the Company and that the provisions of this Agreement shall not be deemed or interpreted to bind the Shareholder or any of its directors, officers in his or her capacity as a director or officer of the Company or any of its subsidiaries. For the avoidance of doubt, nothing in this Agreement shall limit or restrict the Shareholder, or any of its officers, directors, employees, representatives or agents, from properly fulfilling his or her fiduciary duties as a director or officer of the Company or any of its subsidiaries.

Section 5.2        Further Assurances

Each of the Shareholder and the Purchaser will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require and at the requesting party’s cost to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 5.3        Disclosure

Each of the Shareholder and the Purchaser hereby consents to the disclosure of the substance of this Agreement in any press release or any Circular relating to the TargetCo Meeting and the filing of a copy thereof by the Company at www.sedar.com. The parties agree that a copy of this Agreement may be provided to the Company.

Except as set forth above or as required by applicable laws or regulations or by any Governmental Authority or in accordance with the requirements of any stock exchange, the Shareholder shall not make any public announcement or statement with respect to this Agreement without the approval of the Purchaser, which shall not be unreasonably withheld or delayed. The Shareholder agrees to consult with the Purchaser prior to issuing each public announcement or statement with respect to this Agreement, subject to the overriding obligations of Laws.

Section 5.4        Time

Time shall be of the essence in this Agreement.

Section 5.5        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and of Canada applicable therein.

Section 5.6        Entire Agreement

This Agreement, including the schedules hereto and the provisions of the Arrangement Agreement incorporated herein by reference constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

Section 5.7        Amendments

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Section 5.8        Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Section 5.9        Assignment

The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other party hereto, except that the Purchaser may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an affiliate, without reducing its own obligations hereunder, without the consent of the Shareholder.

Section 5.10        Survival

If this Agreement is terminated, this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement.

Section 5.11        Notices

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by facsimile, in the case of:

(a)	the Purchaser, addressed as follows:

Goldcorp Inc.

Suite 3400 - 666 Burrard Street

Vancouver, BC V6C 2X8

Attention:	Charlene Ripley, Executive Vice President, General Counsel
Telephone:	604 696 3090
Facsimile:	charlene.ripley@goldcorp.com

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP

2100 Scotia Plaza

40 King Street West

Toronto, ON M5H 3C2

Attention:	Paul Stein
Telephone:	416 869 5487
Facsimile:	416 350 6949

(b)	the Shareholder, as set forth on the signature page to this Agreement.

or to such other address as the relevant person may from time to time advise by notice in writing given pursuant to this Section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof if sent or delivered during normal business hours on a Business Day at the place of receipt and, otherwise, on the next following Business Day.

Section 5.12        Specific Performance and other Equitable Rights

It is recognized and acknowledged that a breach by any party of any material obligations contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, any aggrieved party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

Section 5.13        Expenses

Each of the parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

Section 5.14        Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

GOLDCORP INC.

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

(Print Name of Shareholder)

(Signature of Shareholder or Authorized Signatory)

(Place of Residency)

(Print Name and Title)

Address:

Telephone:

Facsimile:

(Number of Shares Held)

(Number of Options Held)

[SIGNATURE PAGE TO VOTING AGREEMENT]